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                                                                     EXHIBIT 6.6

9/9/96 AC

SOLE COMMERCIAL PATENT LICENSE AGREEMENT

THIS AGREEMENT, by and between LOCKHEED MARTIN ENERGY RESEARCH CORPORATION (hereinafter "LMER"), a corporation organized and existing under the laws of the State of Delaware and whose address for notices is Post Office Box 2009, Oak Ridge, Tennessee 37831-8242, and DCH Technology, Inc., (hereinafter "Licensee"), a corporation organized and existing under the laws of the State of California and whose address for notices is 14241 Ventura Boulevard, Suite 208, Sherman Oaks, California, 91423, made effective on the 30th day of September, 1996, subject to the execution of Cooperative Research and Development Agreement No. ORNL96-0454 by DCH Technology, Inc.

W I T N E S S:

A. LMER, pursuant to Contract No. DE-AC05-96OR22464 (hereinafter "Prime Contract") with the United States Government as represented by the Department of Energy (hereinafter "DOE") has developed and/or obtained rights to Proprietary Rights relating to Products subject to the DOE nonexclusive, nontransferable, irrevocable, paid-up license for the United States Government and certain march-in rights and any other conditions of waivers granted by the DOE; and

B.   Licensee desires to obtain rights under LMER Proprietary Rights.

THEREFORE, in consideration of the foregoing premises, covenants and agreements contained herein, the parties hereto agree to be bound as follows:

1 .       Definitions

1.1 "Proprietary Rights" shall mean LMER's U.S. patents and patent applications listed in Exhibit A attached hereto and hereby incorporated into this Agreement by reference and all the United States patents issuing from such United States patent applications including all continuations, continuations-in-part, divisions, reissues, reexaminations and temporal extensions of any of the foregoing.

1.2 "Products" shall mean any and all products manufactured, used, sold or transferred by Licensee covered by one or more claims of the Proprietary Rights licensed hereunder.

1.3 "Net Sales" shall mean the total amounts invoiced to purchasers during the accounting period in question for Products sold by Licensee, less allowances for returns of Products, discounts, commissions, freight, and excise or other taxes on Products. Net Sales in the case of Products used or transferred by Licensee shall mean the fair market value of Products as if they were sold to an unrelated third party in similar quantities.

1.4       "Licensed Field" shall mean the use of sensors and systems in:

(a) Production, storage and transportation of hydrogen for use in the generation of power
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(b) Use of hydrogen in fuel cells and high-yield energy storage not including commercial batteries (c) Safety applications in the chemical industry where hydrogen is a by-product of a chemical manufacturing process

(d) Safety applications in the petroleum industry.

2 .       Grants

2.1 Subject to the terms and conditions of this Agreement, LMER hereby grants to Licensee the sole commercial right and license to manufacture, use, sell or offer for sale the Products in the Licensed Field.

2.2 LMER hereby agrees not to grant to any other party right and license to Proprietary Rights in accordance with the grant hereinabove as long as Licensee abides by the terms and conditions of this Agreement, unless required to so grant such right and license in accordance with Federal Statutory or Regulatory enactments conditioning the waiver of rights to LMER by the DOE, particularly as set forth in 41 CFR 9-9.109-(6)i; 10 CFR Part 781; or 37 CFR
Part 404.

2.3 Licensee agrees that any Products for use or sale in the United States shall be manufactured substantially in the United States.

2.4 Should Licensee fail to meet the required commercial use provisions, LMER shall have the option, to be exercised on thirty (30) days written notice anytime during the next succeeding calendar year, to convert this license grant to a nonexclusive license. Such nonexclusive license shall have the same field of use restrictions, if any, and the same royalty rates and minimum royalties as this license.

2.5 Licensee agrees to affix appropriate markings of the applicable LMER proprietary rights (and the fact that LNER was the source of these rights) upon or in association with Licensee's Products or licensed services and Licensee agrees to use its best efforts to follow any guidance from LMER concerning such markings.

3 .       Royalties And Commercialization Plan

3.1 In consideration of the right and license granted herein, Licensee agrees to the provisions of Exhibit B and Exhibit C attached hereto and hereby incorporated herein by reference.

3.2 No royalties shall be owing on any Products produced for or under any Federal governmental agency contract pursuant to the DOE nonexclusive license for Federal governmental purposes but only to the extent that Licensee can show that the Federal government received a discount on Product sales which discount is equivalent to or greater than the amount of any such royalty that would otherwise be due. Any sales for Federal governmental purposes shall be reported under the Records and Reports Section hereinbelow by providing: (a) a Federal government contract number; (b) identification of the Federal government agency; and (c) a description as to how the benefit of the royalty free sale was passed onto the Federal government.

3.3 'Me royalty provisions of Exhibit B shall be offset by any advances made by Licensee in the Infringement by Third Parties Section hereinbelow.
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3.4       Upon termination of this Agreement for any reason whatsoever, any royalties that remain unpaid shall be properly reported and paid to LMER within thirty (30) days of any such termination.

4 .       Records and Reports

4.1 Licensee agrees to keep adequate records in sufficient detail to enable royalties payable hereunder to be determined and to provide such records for inspection by authorized representatives of LUER at any time during regular business hours of Licensee. Licensee agrees that any additional records of Licensee, as LMER may reasonably determine are necessary to verify the above records, shall also be provided to LMER for inspection.

4.2 Within thirty (30) calendar days after the close of each calendar half-year during the term of this Agreement (i.e., January 31 and July 31), Licensee will furnish LMER a written report providing: (a) all domestic Net Sales in U.S. Dollars during the preceding calendar half-year period including any Federal governmental agency under section 3.2 hereinabove and all export Net Sales, if none so indicate; (b) amount of royalties due in U.S. Dollars for the preceding calendar half-year period pursuant to the provisions hereof-, and (c) payment of the royalties due in U.S. Dollars payable to the order of Lockheed Martin Energy Research Corporation pursuant to the report to be transmitted in accordance with the Notices Section of this Agreement hereinbelow.

4.3 Should Licensee fail to make any payment to LMER within the time period prescribed for such payment, then the unpaid amount shall bear interest at the rate of one and one half percent (1.5%) per month from the date when payment was due until payment in full, with interest, is made.

5 .       Technical Assistance

5.1 LMER agrees, upon the written request of Licensee, to assist Licensee in obtaining necessary DOE approvals for technical assistance at LMER facilities under appropriate agreements. The cost of such technical assistance shall be paid for by the Licensee.

5.2 LMER agrees to permit its employees, within LMER corporate policy guidelines then in effect and subject to DOE requirements then in effect, to provide consulting services to Licensee with reference to Licensee's use and commercial exploitation of the Proprietary Rights as contemplated herein. Licensee shall make payment directly to the individual consultant(s) for all such services.

6         Infringement by Third Parties

6.1 Licensee shall give notice of any discovered third party infringement to LMER. In the event that LNIER does not take appropriate action to stop or prevent such infringement within ninety (90) days after receiving such notice and diligently pursue such action, Licensee has the right to take appropriate action to stop and prevent the infringement, including the right to file suit.

6.2 In the event that Licensee files suit to stop infringement or defends any action against the validity of the patent, Licensee shall indemnify and hold LMER harmless against all liability, expense and costs, including attorneys' fees incurred as a result of any such suit.
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6.3       Licensee may, however, apply all such costs as a reduction of any royalties due and payable to LMER under the terms of this Agreement at such time as verified bills of costs actually incurred are reported to LMER in accordance with the Records and Reports Section hereinabove.

6.4 In the event Licensee secures a judgment against any third party infringer, after accounting for and paying all of Licensee's costs associated with prosecution of such action as well as paying LMER for any reduction of royalties pursuant to this section, Licensee shall pay LMER its royalties as set forth hereinabove on any balance of proceeds actually received and Licensee shall retain any such remaining balance of proceeds.

6.5 The parties hereby agree to cooperate with each other in the prosecution of any such legal actions or settlement actions undertaken under this section and each will provide to the other all pertinent data in its possession which may be helpful in the prosecution of such actions; provided, however, that the party in control of such action shall reimburse the other party for any and all costs and expenses in providing data and other information necessary to the conduct of the action.

6.6 The party having filed such action shall be in control of such action and shall have the right to dispose of such action in whatever reasonable manner it determines to be the best interest of parties hereto, except that any settlement which affects or admits issues of patent validity shall require the advance written approval of LMER.

7.        Representations and Warranties

7.1 LMER represents and warrants that Exhibit A contains a complete and accurate listing of all the Proprietary Rights licensed and that LMER has the right to grant the rights, licenses, and privileges granted herein.

7.2 LMER represents and warrants that LMER has no knowledge of any claims of infringement filed against LA4ER for practicing the Exhibit A Proprietary Rights anywhere in the world.

7.3 Except as set forth hereinabove, LMER makes NO REPRESENTATIONS OR WARRANTIES, express or implied, with regard to the infringement of proprietary rights of any third party.

7.4 Licensee acknowledges that the export of any of the Proprietary Rights from the United States or the disclosure of any of the Proprietary Rights to a foreign national may require some form of license from the U.S. Government. Failure to obtain any required export licenses by Licensee may result in Licensee subjecting itself to criminal liability under U.S. laws.

8 .       Disclaimers

8.1 Neither LMER, the DOE, nor persons acting on their behalf will be responsible for any injury to or death of persons or other living things or damage to or destruction of property or for any other loss, damage, or injury of any kind whatsoever resulting from Licensee's manufacture, use, or sale of materials, information, or Proprietary Rights hereunder.

8.2 EXCEPT AS SET FORTH HEREINABOVE, NEITHER LMER, THE DOE, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY WARRANTY, EXPRESS OR MWLIED: (1) WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, OR USEFULNESS OF ANY SERVICES,
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MATERIALS, OR INFORMATION FURNISHED HEREUNDER; (2) THAT THE USE OF ANY SUCH
SERVICES, MATERIALS, OR INFORMATION WILL NOT INFRINGE PRIVATELY OWNED RIGHTS;
(3) THAT THE SERVICES MATERIALS, OR INFORMATION FURNISHED HEREUNDER WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; OR (4) THAT THE SERVICES, MATERIALS, OR INFORMATION FURNISHED HEREUNDER WILL ACCOMPLISH THE INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE. FURTHERMORE, LMER AND THE DOE HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY PRODUCTS MANUFACTURED, USED, OR SOLD BY LICENSEE. NEITHER LMER NOR THE DOE SHALL BE LIABLE FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES IN ANY EVENT.

8.3 Licensee agrees to indemnify LMER, the DOE, and persons acting on their behalf for all damages, costs, and expenses, including attorney's fees, arising from, but not limited to, Licensee's making, using, selling, or exporting of any Proprietary Rights, information, or Products, in whatever form furnished hereunder.

9 .       Term of Agreement and Early Termination

9.1 This Agreement shall run for a period of five (5) years from the effective date of this Agreement subject to early termination as set forth hereinbelow and the terms and conditions set forth in Exhibit B and Exhibit C attached hereto and hereby incorporated into this Agreement by reference thereto. At the end of the first five (5) year period and every five (5) year period thereafter, LMER shall review Licensee's progress in the Development and Commercialization plan outlined in Exhibit C and the royalty payments outlined in Exhibit B. If said review indicates that Licensee has satisfied substantially all the terms of the Development and Commercialization plan outlined in Exhibit C and has paid all royalties due until the date of the review and is able to satisfy the worldwide demand for Products, in the Licensed Field at the time of the review, LMER shall grant an automatic extension of this Agreement for an additional five (5) year period until the end of the life of the last-to expire Proprietary Rights of Exhibit A, or until the time period for prosecution and appeal on the merits for issue of all U.S. Patents on the Proprietary Rights is exhausted at which time this Agreement is terminated. If Licensee is not able to satisfy the Development and Commercialization plan outlined in Exhibit C at the time of such review, the grant of the Agreement shall convert irrevocably from a sole commercial grant to a non-exclusive grant in the same Licensed Field maintaining the same royalty rates and annual minimum royalties as outlined in Exhibit B of this Agreement and Article 6. Infringement by Third Parties et seq. shall be replaced by Article 6. Infringement by Third Parties et seq. as set forth in Exhibit D. attached hereto.

9.2 Either party shall have the right to terminate this Agreement without judicial resolution upon written notice to the other after a breach of any provision by the other party has gone uncorrected for sixty (60) days after the other party has been notified in writing of such breach.

9.3 This Agreement shall terminate automatically upon the extinguishment of all of the Exhibit A Proprietary Rights, for any reason, but only after the time for appealing said extinguishment has expired.

9.4 The Parties agree that LMER, at its sole discretion, may immediately terminate this Agreement upon any attempted transfer of Licensee's interest, in whole or in part, in this Agreement to any other party, including but not limited to any receiver, trustee, or creditor; except a transfer to a party succeeding to substantially all of the assets of Licensee's business which
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relate to the subject matter of this Agreement, upon the written approval of
LMER based on verification of the scope of the transfer.

9.5 Licensee shall provide notice to LMER of its intention to file a voluntary petition in bankruptcy or of another party's intention to file an involuntary petition in bankruptcy for Licensee, said notice to be received by LMER at least thirty (30) days prior to filing such a petition. Licensee's failure to provide such notice to LMER of such intentions shall be deemed a material, pre-petition, incurable breach of this Agreement.

9.6 Licensee agrees that this Agreement shall automatically terminate upon any attempt by Licensee to offer Licensee's rights under this Agreement as collateral to a third party.

9.7 Licensee may terminate this Agreement upon sixty (60) days notice to LMER upon paying LMER all royalties due or the succeeding two years of minimum royalties under Exhibit B which ever is the greatest.

10.       Rights of Parties After Termination

10.1 Neither party shall be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the effective date of such termination.

10.2 From and after any termination of this Agreement, Licensee shall have the right to sell any Products that Licensee had already manufactured prior to termination, provided that all royalties and reports required hereinabove shall be timely submitted to LMER.

10.3 From and after any termination of this Agreement, Licensee shall not manufacture nor have manufactured any Products pursuant to this Agreement.

10.4 The rights and remedies granted herein, and any other rights or remedies which the parties may have, either at law or in equity, are cumulative and not exclusive of others. On any termination, Licensee shall duly account to LMER and transfer to it all rights to which LMER may be entitled under this Agreement.

11.       Force Majeure

11.1 No failure or omission by LMER or by Licensee in the performance of any obligation under this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from acts of God, acts or omissions of any government or agency thereof, compliance with requests, recommendations, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

12.       Notices

12.1 All notices and reports shall be addressed to the parties hereto as follows:

If to LMER:
Business Manager, Technology Transfer                         Telephotocopy No.
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Lockheed Martin Energy Research Corp.                           (423) 576-9465
Post Office Box 2009                                             Verify No.
Oak Ridge, Tennessee 37831-8242                                (423) 241-2353

If to Licensee:
Mr. David P. Haberman                                          Telephotocopy No.
DCH Technology, Inc.                                            (818) 385-0849
14241 Ventura Boulevard, Suite 208                               Verify No.
Sherman Oaks, California 91423                                  (818) 385-0400

12.2      All minimum and royalty payments due LUER shall be sent to:

Lockheed Martin Energy Research Corp.
Royalty Account
P. 0. Box 888071
Knoxville, Tennessee 37995-8071

12.3 Any notice, report or any other communication required or permitted to be given by one party to the other party by this Agreement shall be in writing and either (a) served personally on the other party, (b) sent by express, registered or certified first-class mail, postage prepaid, addressed to the other party at its address as indicated above, or to such other address as the addressee shall have previously furnished to the other party by proper notice, (c) delivered by commercial courier to the other party, or (d) sent by facsimile to the other party at its facsimile number indicated above or to such other facsimile number as the party shall have previously furnished to the other party by proper notice, with machine confirmation of transmission.

13.       Non-Abatement of Royalties

13.1 LMER and Licensee acknowledge that certain of the Proprietary Rights may expire prior to the conclusion of the term of this Agreement; however, LMER and Licensee agree that the royalty rates provided for hereinabove shall be uniform and undiminished except pursuant to this Agreement.

14.       Waivers

14.1 The failure of LMER at any time to enforce any provisions of this Agreement or to exercise any right or remedy shall not be construed to be a waiver or such provisions or of such rights or remedy or the right of LMER thereafter to enforce each and every provision, right or remedy.

15.       Modifications

15.1 It is expressly understood and agreed by the parties hereto that this instrument contains the entire agreement between the parties with respect to the subject matter hereof and that all prior representations, warranties, or agreements relating hereto have been merged into this document and are thus superseded in totality by this Agreement. This Agreement may be amended or modified only by a written instrument signed by the duly authorized representatives of both of the parties.

16.       Headings

16.1 The headings for the sections set forth in this Agreement are strictly for the convenience of the parties hereto and shall not be used in any
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way to restrict the meaning or interpretation of the substantive language of this Agreement

17.       Law

17.1 This Agreement shall be construed according to the laws of the State of Tennessee and the United States of America.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in their respective names by their duly authorized representatives.

"LMER"

LOCKHEED MARTIN ENERGY RESEARCH CORPORATION
By: /s/ WILLIAM R. MARTIN
    ---------------------------------------
Name: William R. Martin
Title: Vice President, Technology Transfer
Date: 9/16/96

"Licensee"
By: /s/ DAVID A. WALKER
   ------------------------------
Name: David A. Walker
Title: Vice President, Operations
Date: 9/26/96

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EXHIBIT A - PROPRIETARY RIGHTS

[*]

[*] Page omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.
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EXHIBIT B - EXECUTION FEE, ROYALTIES AND MINIMUM
            ANNUAL ROYALTIES AMOUNTS

[*]

[*] Page omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

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EXHIBIT C - DEVELOPMENT AND COMMERCIALIZATION PLAN

[*]

[*] 20 pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.
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EXHIBIT D - Infringement by Third Parties

[*]

[*] Two pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.